Exhibit 5.3

[On letterhead of Orrick, Herrington & Sutcliffe LLP]

September 28, 2009

Transition Therapeutics Inc.

101 College Street, Suite 220

Toronto, Ontario, Canada M5G 1L7

Re: Registration Statement on Form F-10 of Transition Therapeutics Inc.

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Legal Matters” in the short form base prospectus filed as part of this Registration Statement on Form F-10. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Yours truly,

/s/ Orrick, Herrington & Sutcliffe LLP